                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         DUTY FREE INTERNATIONAL, INC.

                                       AT

                               $24 NET PER SHARE

                                       BY

                          W&G ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                                    BAA PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

    IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT (AS DEFINED HEREIN), THE BENEFICIAL OWNERS OF APPROXIMATELY 32% OF THE OUTSTANDING SHARES AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER.
                            ------------------------

    THE BOARD OF DIRECTORS OF DUTY FREE INTERNATIONAL, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share, of the Company (the "Shares") should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning this Offer.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             GLEACHER NATWEST INC.

July 9, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
INTRODUCTION...............................................................................................          1
 1. Terms of the Offer.....................................................................................          2
 2. Acceptance for Payment and Payment for Shares..........................................................          4
 3. Procedures for Tendering Shares........................................................................          5
 4. Withdrawal Rights......................................................................................          8
 5. Certain Federal Income Tax Consequences................................................................          8
 6. Price Range of Shares; Dividends.......................................................................          9
 7. Effect of the Offer on the Market for the Shares; NYSE Quotation and Exchange Act Registration.........          9
 8. Certain Information Concerning the Company.............................................................         10
 9. Certain Information Concerning the Purchaser and Parent................................................         12
10. Source and Amount of Funds.............................................................................         13
11. Background of the Offer; Contacts with the Company.....................................................         13
12. Purpose of the Offer, Merger, Merger Agreement, Shareholders Agreement, and Option Agreement...........         14
13. Dividends and Distributions............................................................................         23
14. Conditions to the Offer................................................................................         24
15. Certain Legal Matters..................................................................................         25
16. Fees and Expenses......................................................................................         28
17. Miscellaneous..........................................................................................         28
Schedule I-- DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER..................................        I-1

TO THE HOLDERS OF COMMON STOCK OF
DUTY FREE INTERNATIONAL, INC.:

                                  INTRODUCTION

    W&G Acquisition Corporation, a Maryland corporation (the "Purchaser") and a wholly owned subsidiary of BAA plc, a corporation organized under the laws of England ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Duty Free International, Inc., a Maryland corporation (the "Company"), at $24 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees of Gleacher NatWest Inc., which is acting as the Dealer Manager (the "Dealer Manager"), and all fees and expenses of IBJ Schroder Bank & Trust Company, which is acting as the Depositary (the "Depositary"), and of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which would represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is also conditioned upon the Purchaser obtaining certain governmental approvals. See Section 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 2, 1997 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Maryland General Corporation Law as amended (the "MGCL"), the Purchaser will be merged with the Company (the "Merger"). Following consummation of the Merger, the surviving corporation (the "Surviving Corporation") will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by Parent, the Purchaser or any other subsidiary of Parent or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the MGCL) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest. See Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Compass Partners International, L.L.C., the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

    Under the MGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser may elect to approve and adopt the Merger without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise or does not elect to consummate the Merger without a stockholder vote, a longer period of time will be required to effect the Merger. See Section 12.

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as practicable after the Expiration Date (as hereinafter defined). The Merger Agreement provides that the Purchaser may under certain circumstances, from time to time, extend the expiration date of the Offer beyond the time it would otherwise be required to accept validly tendered Shares for payment. The Offer will not remain open following the time Shares are accepted for payment.

    In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a Shareholders Agreement, dated as of July 2, 1997 (the "Shareholders Agreement"), with certain shareholders (the "Selling Stockholders"), the beneficial owners of an aggregate of 8,626,073 Shares, or approximately 32% of the Shares outstanding on July 1, 1997. Pursuant to the Shareholders Agreement, the Selling Stockholders have agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by the Selling Stockholders not later than the fifth business day after the commencement of the Offer. The Shareholders Agreement is more fully described in
Section 12.

    In connection with the Merger Agreement, Parent and the Company have entered into a stock option agreement, dated as of July 2, 1997 (the "Option Agreement"), pursuant to which the Company has granted to Parent an irrevocable option (the "Option") to purchase up to 5,434,367 newly issued Shares (the "Option Shares"), upon the terms and subject to the conditions of the Option Agreement, at a price of $24 per Option Share. The Option is exercisable upon the occurrence of certain events. See Section 12 for a description of the Option Agreement.

    According to the Company, as of July 1, 1997 there were 27,353,088 Shares issued and outstanding, and 2,143,220 Shares reserved for issuance pursuant to the Company's outstanding stock options. Based upon the foregoing information, the Minimum Condition would be satisfied if 14,748,155 Shares were validly tendered.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on August 5, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the Purchaser obtaining certain governmental approvals. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that the Purchaser will not, without the consent of the Company, reduce the number of Shares sought in the Offer, reduce the Offer Price, modify or add to the conditions of the Offer set forth in "Conditions to the Offer" below or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, except as provided in the next two sentences, extend the Offer or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Condition or any of the other conditions to the Purchaser's obligation to purchase Shares set forth in paragraphs (a), (b) and (e) under "Conditions to the Offer" below shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. In addition, the Purchaser shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied; PROVIDED, HOWEVER, that the Purchaser shall not be required to extend the Offer beyond December 31, 1997.

    The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service and the London Stock Exchange.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Company has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date, (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated and (iii) the receipt of all necessary consents and approvals from each of the U.S. Customs Service and the Bureau of Alcohol, Tobacco and Firearms applicable to the purchase of Shares pursuant to the Offer. Subject to the applicable rules of the SEC and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any such regulatory approvals specified in Section 14, including approval under the HSR Act. See Sections 14 and 15. The Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Shares regardless of cause may not exceed an "unreasonable length of time." Accordingly, if it appears at the time that the Offer is scheduled to expire that the approval under the HSR Act specified in Section 14 hereof is not likely to be obtained within a reasonable length of time thereafter, the Purchaser will either extend the Offer or terminate the Offer.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below.

DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate is not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then such Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on such Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

       (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. IF A STOCKHOLDER DOES NOT PROVIDE SUCH STOCKHOLDER'S CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON SUCH STOCKHOLDER AND PAYMENTS THAT ARE MADE TO SUCH STOCKHOLDER WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING AT A RATE OF 31%. ALL STOCKHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE PURCHASER AND THE DEPOSITARY). SEE INSTRUCTION 9 AND "IMPORTANT TAX INFORMATION" IN THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 6, 1997, or at such later time as may apply if the Offer is extended.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Stock Certificates, the serial numbers of the particular Stock Certificates and a signed notice of withdrawal with signature guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED NOT TO HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares.

    Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under present law, long term capital gains recognized by an individual stockholder generally will be taxed at a maximum U.S. federal marginal tax rate of 28%, and long term capital gains recognized by a corporate stockholder will be taxed at a maximum U.S. federal marginal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    A stockholder that tenders Shares may be subject to backup withholding at a rate of 31% unless a TIN is provided by such stockholder and such stockholder certifies that such number is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies. See "Backup Federal Income Tax Withholding" under Section 3 and Instruction 9 and "Important Tax Information" in the Letter of Transmittal.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER (OR THE MERGER) TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

6. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "DFI". The following table sets forth, for the fiscal quarters indicated the high and low sales price per Share on the New York Stock Exchange, as well as dividends paid. All prices set forth are as reported in published financial sources:

                        MARKET PRICE
                     ------------------
                      HIGH        LOW
                     -------    -------
Fiscal 1996:
First Quarter....... $ 8 7/8    $ 7
Second Quarter......  10 5/8      7 3/8
Third Quarter.......  15 3/4      9
Fourth Quarter......  16 3/4     13 1/8

Fiscal 1997:
First Quarter....... $15 1/8    $11 3/4
Second Quarter......  17 1/4     12 1/2
Third Quarter.......  15 3/4     13 1/8
Fourth Quarter......  17 7/8     13 1/8

Fiscal 1998:
First Quarter....... $15 3/4    $12 3/8
Second Quarter
 (through July 8)...  23 7/8     13 7/8

    Cash dividends declared were approximately $6,536,000, or $0.24 per share, and $5,450,000, or $0.20 per share, for the years ended January 26, 1997 and January 28, 1996. The Company intends to pay quarterly dividends of $0.06 per share during fiscal 1998.

    On July 1, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the New York Stock Exchange was $20 1/8. On July 8, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the New York Stock Exchange was $23 13/16. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE QUOTATION AND EXCHANGE ACT REGISTRATION

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE, which require that an issuer have at least 600,000 publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) with a market value of $5 million held by at least 1,200 shareholders of at least 100 shares. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for the Shares, the National Association of Securities Dealers ("NASD") rules provide that the securities would no longer be "authorized" for NYSE reporting and NYSE would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for NYSE quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purpose of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which were unknown to Parent or the Purchaser.

    The Company is a Maryland corporation with its principal executive offices located at 63 Copps Hill Road, Ridgefield, Connecticut 06877. The telephone number of the Company at such offices is (203) 431-6057.

    The Company operates in several distinct markets of the duty free industry in the United States and abroad. This highly specialized industry sells merchandise such as liquor, tobacco products, perfume and luxury gifts free of all duties and sales and excise taxes to persons leaving the United States or travelling on international airlines and to foreign diplomats serving in the United States. The Company offers quality brand-name merchandise at savings generally ranging from 20% to 60% off retail prices in the countries of its customers' destinations.

    The Company is the leading operator in the United States of duty free stores along both the United States/Canada and the United States/Mexico borders and is one of the leading operators of duty free and retail stores in international airports in the United States and Puerto Rico, and is a prime concessionaire and supplier of merchandise to international airlines' in-flight duty free shops. The Company is also the largest supplier of duty free merchandise to foreign diplomats in the United States and is a major supplier of merchandise to merchant and cruise ships from ports in the Northeast United States and Miami, Florida.

    Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 26, 1997 and from its Quarterly Report on Form 10-Q for the fiscal quarter ended April 27, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the manner set forth below.

                         DUTY FREE INTERNATIONAL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              FISCAL YEAR
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
Net Sales............................................  $  570,895  $  515,058  $  501,761  $  376,436  $  361,823
Gross Profit.........................................     249,162     218,885     200,374     147,740     146,425
Operating Income (Loss)..............................      39,653      30,346     (26,722)     39,535      49,647
Earnings (Loss) Before Income Taxes..................      34,080      25,389     (31,149)     43,082      49,786
Net Earnings (Loss)..................................      21,470     15, 996     (24,802)     27,393      30,373
Earnings (Loss) Per Share............................  $     0.79  $     0.59  $    (0.91) $     1.01  $     1.08
Dividends Per Common Share...........................  $     0.24  $     0.20  $     0.20  $     0.20  $     0.15

                                            JANUARY 26,  JANUARY 28,   JANUARY 29,   JANUARY 31,   JANUARY 31,
                                               1997         1996          1995           1994          1993
                                            -----------  -----------  -------------  ------------  ------------
BALANCE SHEET DATA:
Total Assets..............................   $ 415,348    $ 390,708    $   387,142    $  387,600    $  255,819
Long-Term Obligations.....................     123,604      122,238        118,891       121,821         9,629
Stockholders' Equity......................     227,715      212,482        201,151       231,861       207,343

                                              FISCAL QUARTER ENDED
                                            ------------------------
                                             APRIL 27,    APRIL 28,
                                               1997         1996
                                            -----------  -----------
INCOME STATEMENT DATA:
Net Sales.................................   $ 133,047    $ 117,979
Gross Profit..............................      56,991       50,801
Operating Income (Loss)...................       5,659        4,889
Earnings (Loss) Before Income Taxes.......       4,126        3,464
Net Earnings (Loss).......................       2,599        2,182
Earnings (Loss) Per Share.................   $    0.10    $    0.08
Dividends Per Common Share................   $    0.06    $    0.06

                                             APRIL 27,
                                               1997
                                            -----------
BALANCE SHEET DATA:
Total Assets..............................   $ 420,811
Long-Term Obligations.....................     123,628
Stockholders' Equity......................     228,822

    AVAILABLE INFORMATION. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copying at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Copies should also be available at the office of the New York Stock Exchange.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

    The Purchaser is a newly incorporated Maryland corporation and a wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located c/o The Corporation Trust Incorporated, 32 South Street, Baltimore Maryland 21202.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

    Parent is a corporation organized under the laws of England with its principal office located at Stockley House, 130 Wilton Road, London SW1V 1LQ.

    Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    Except as set forth in this Offer to Purchase, none of the Purchaser or Parent (collectively, the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of any of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on
Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

10.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is approximately $715 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through loans from Parent which Parent will fund from cash accounts and available lines of credit. No final decisions have been made by Parent concerning the source of funds to be used for purchase of the Shares. However, the Offer is not conditioned on obtaining financing.

11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    In October 1996, Alfred Carfora, the President and Chief Executive Officer of the Company met Barry Gibson, Group Retail Director of Parent at an industry conference at which they discussed possible business combinations between the Company and Parent. They agreed to meet again in January 1997 to continue such discussions.

    On January 6, 1997, Parent and the Company entered into confidentiality agreements preceding Parent's review of certain information concerning the Company and continued discussing different possible transactions including a joint venture of the Company's and Parent's duty free retail operations, a contribution of Parent's duty free retail operations to the Company in exchange for shares of the Company's Common Stock and other possible combinations.

    On April 19, Mr. Gibson asked Mr. Carfora whether the Company would be willing to consider an offer by Parent to purchase all of the outstanding Shares of the Company. The parties discussed matters that would need to be addressed in connection with such a transaction, and Mr. Gibson advised Mr. Carfora that if Parent were to proceed it would require the Company to enter into an exclusivity agreement for a certain period of time.

    During March and April 1997, the Company supplied Parent with certain historical financial information and forecasts relating to the Company.

    On April 25, Mr. Carfora met with representatives of Parent to discuss the acquisition of the Company by Parent in a cash tender offer at a per share price in the range of $21-23.

    On May 2, representatives of Parent met with representatives of the Company to discuss Parent's review of information concerning the Company.

    On May 7, the Company entered into an exclusivity agreement with Parent (the "Exclusivity Agreement"), providing, among other things, that until May 30, the Company would not initiate or solicit offers for a business combination from any other person. Promptly thereafter, Parent commenced a due diligence review of the Company's business, including non-public information provided by the Company.

    Between May 8 and May 17, representatives of Parent met with representatives of the Company to discuss the Company's business, valuation parameters of the Company and to discuss generally the terms and conditions of a possible transaction, including Parent's requirement that the Selling Stockholders sign a Shareholders Agreement providing for the sale of the Shares owned by them to Parent, through a tender of such Shares in the Offer or otherwise and that the Company enter into the Option Agreement with Parent.

    On May 18, the Company advised Parent of the Company's receipt of an expression of interest from another interested party, although the name of such party was not disclosed at that time to Parent.

    On May 23, representatives of Parent distributed the initial draft of the Merger Agreement and related documents to the Company's representatives. The draft Merger Agreement did not set forth any terms regarding the price to be proposed by Parent, a subject which was left for discussion between the chief executives of the Company and Parent.

    On June 5, Parent informed the Company that Parent would not be in a position to proceed with further discussions regarding the price range for any possible business combination until after July 2.

    On June 13, the Company provided Parent with comments on the proposed draft of the Merger Agreement.

    On June 18, Mr. Carfora suggested to Mr. Gibson that Parent should propose a price of $26.00 per share. Mr. Gibson said he would need to discuss this price with the directors of Parent. On June 23, representatives of the Company and Parent reached a tentative understanding on a price per share in the range of $23.00 to $25.00.

    On June 28, Parent provided the Company with a revised draft of the Merger Agreement.

    On June 30, the Company provided to Parent its comments on the revised Merger Agreement, as well as the Shareholders Agreement and the Option Agreement, although an express stipulation was made by the Company that there was no agreement that the Option Agreement and/or the Shareholders Agreement would be entered into.

    On July 1, representatives of the Company and Parent met to negotiate the provisions of the Merger Agreement.

    On July 2, further discussions were held by the representatives of the Company and Parent with respect to the proposed price for the transaction. At the conclusion of such discussions, the Parent proposed to acquire 100% of the equity of the Company for $24 per share, conditioned upon the execution and delivery of the Option Agreement by the Company and the Shareholders Agreement by the Selling Stockholders. Revised drafts of the Merger Agreement, the Option Agreement and the Shareholders Agreement were circulated by Parent and further negotiation thereof among representatives of the Company and Parent ensued throughout the day. Late in the day the Boards of Directors of the Company and the Parent each unanimously approved the terms and conditions of the Offer, including the terms and conditions of the Merger Agreement and the other transaction documents contemplated thereby.

    On the morning of July 3, the parties executed the Merger Agreement, dated as of July 2, 1997, and publicly announced the transactions contemplated thereby.

12. PURPOSE OF THE OFFER, MERGER, MERGER AGREEMENT, SHAREHOLDERS AGREEMENT, AND OPTION AGREEMENT

    The purpose of the Offer, the Merger, the Merger Agreement, Shareholders Agreement and Option Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Parent. The Shareholders Agreement is intended to increase the likelihood that the Merger will be effected.

    MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides that, subject to the provisions of the Merger Agreement, as promptly as practicable but in no event later than five business days after the announcement of the execution of the Merger Agreement, the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not reduce the number of shares sought in the offer, reduce the Offer Price, modify or add to the conditions of the Offer set forth in "Conditions to the Offer" below or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, except as provided in the next two sentences, extend the Offer or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Condition or any of the other conditions to the Purchaser's obligation to purchase Shares set forth in paragraphs (a), (b) and (e) under "Conditions to the Offer" below, shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clauses (i), (ii) or (iii) of this sentence. In addition, the Purchaser shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied; PROVIDED, HOWEVER, that that the Purchaser shall not be required to extend the Offer beyond December 31, 1997.

    THE MERGER. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under " Conditions to the Merger" and in accordance with the MGCL, the Purchaser will be merged with the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by Parent, the Purchaser or any other subsidiary of Parent or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the MGCL), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

    VOTE REQUIRED TO APPROVE MERGER. The MGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger, consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not utilized. Under the Company's Restated Certificate of Incorporation, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the MGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could ,if it elects to do so, effect the Merger without any action by any other stockholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions: (1) if required by applicable law, the Merger Agreement shall have been adopted by the affirmative vote or consent of the holders of a majority of the outstanding Shares in accordance with applicable law and the Company's Restated Certificate of Incorporation, (2) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (3) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the Company, the Purchaser and Parent shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and (4) the receipt of all necessary consents and approvals from each of the U.S. Customs Service and the Bureau of Alcohol, Tobacco and Firearms applicable to the purchase of shares pursuant to the Merger.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company, (1) by mutual written consent of the Company and the Purchaser, (2) by either the Company or Parent if (a) the Purchaser shall not have purchased that number of Shares which constitutes the Minimum Tender Condition pursuant to the Offer prior to December 31, 1997, PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger; or (b) if any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Government Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, (3) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1998 or such later date mutually agreed to by the parties; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; PROVIDED, FURTHER, HOWEVER, that the right to terminate the Merger Agreement pursuant to such clause shall not be available to any party whose failure to perform any obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; (4) by the Company if (a) the Board of Directors of the Company approves or recommends a superior proposal under circumstances described below in the second paragraph under "Takeover Proposals; No Solicitation" and (b) the Company has paid to the Purchaser an amount in cash equal to the sum of the Termination Fee (as defined below;), or (5) by the Purchaser or Parent if the Purchaser terminates the Offer as a result of the occurrence of any event set forth in paragraph (d), (f) and (g) of "Conditions to the Offer" below; (6) by the Company if Purchaser terminates the Offer as a result of the occurrence of any event set forth in paragraph (a), (b), (c), (e),
(f) or (g) of "Conditions to the Offer" below; (7) by the Company in the event the Company has convened a meeting of the Company's stockholders in accordance with the Merger Agreement and the Merger and the Merger Agreement have not been approved by the affirmative vote or consent of the holders of the requisite number of outstanding shares of Common Stock in accordance with applicable law and the Company's Restated Certificate of Incorporation; (8) by the Company if Purchaser (a) shall have failed to commence the Offer within the time required under the Exchange Act or (b) shall have failed to pay for any Common Stock accepted for payment pursuant to the Offer and, in the case of Clause (c), Purchaser shall have failed to make such payment within three business days of receipt of written notice thereof from the Company; PROVIDED, HOWEVER, that any such failure is not caused by a material breach by the Company; or (9) by the Company if Parent or Purchaser fail to perform in any material respect any provision of the Merger Agreement and Parent or Purchaser have failed to perform such obligation or cure such breach within 10 business days of its receipt of written notice from the Company and such failure to perform has not been waived in accordance with the terms of the Merger Agreement; PROVIDED, HOWEVER, that such failure to perform is not caused by a material breach by the Company.

    TAKEOVER PROPOSALS; NO SOLICITATION. (a) The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, the Company will not, and will not permit any officer or director of the Company or any officer or director of its subsidiaries to, and nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate the submission of, any Takeover Proposal (ii) except as provided in (b) below, enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any Takeover Proposal, or take any other action to solicit or initiate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, the Company may, after taking into account the advice of outside counsel, in response to an unsolicited written bona fide Takeover Proposal which contains no financing condition from a person that the Board of Directors of the Company (the "Company Board") reasonably believes has the financial ability to make a Superior Proposal, subject to compliance with the notification requirements described below in (c), furnish non-public information with respect to the Company to such person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with such person. For purpose of the Merger Agreement, "Takeover Proposal" means any written proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets, other than the transactions contemplated by the Merger Agreement.

    (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Company Board may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger) a Superior Proposal. For purposes of the Merger Agreement, "Superior Proposal" means a bona fide Takeover Proposal which contains no financing condition made by a third party on terms which the Company Board determines in its good faith judgment, after taking into account the written advice of the Company's investment banker, to be more favorable to the Company's stockholders than the Offer and the Merger.

    (c) The Company has agreed to promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or which it believes would be reasonably likely to lead to any Takeover Proposal unless the Company Board is advised by outside legal counsel that the furnishing of such advice would be inconsistent with the legal obligations of the Company Board. The Company has agreed to keep Parent informed of the status of any such Takeover Proposal or inquiry.

    (d) The Merger Agreement provides that nothing in the provisions thereof described above shall prevent the Company and the Company Board from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act, with respect to any tender offer or otherwise prohibit the Company from making any public disclosures required by law or the requirements of the New York Stock Exchange; provided, however, that the Company may not, except as permitted by (b) above, withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    FEES AND EXPENSES. The Merger Agreement provides that the Company shall pay to Parent upon demand a fee of $20 million (the "Termination Fee") if (i) the Purchaser or the Company terminates the Merger Agreement under the circumstances described in clause 2(a) under "Termination of the Merger Agreement" as a result of the failure of any condition set forth in paragraph (d) under "Conditions to the Offer" below, (ii) (a) after the date of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Takeover Proposal, (b) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Takeover Proposal is made (and in any event for at least ten business days following the date such takeover proposal is made), (c) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (d) the Merger Agreement shall thereafter be terminated by either the Purchaser or the Company under the circumstances described in clause 2(a) under "Termination of the Merger Agreement," and (e) the Board of Directors of the Company, within 10 business days after the public announcement of such Takeover Proposal, either fails to recommend against acceptance of such Takeover Proposal by the Company's stockholders or announces that it takes no position with respect to the acceptance of such Takeover Proposal by the Company's stockholders or (iii) the Merger Agreement is terminated under the circumstances described in clause (4) or (5) under "Termination of the Merger Agreement." In the event the Merger Agreement is terminated pursuant to clause 5 under "Termination of Merger Agreement" as a result of any condition set forth in paragraph (f) of "Conditions to the Offer", and provided that no Termination Fee is or would become payable thereunder, the Company shall pay to Parent all of Parent's expenses up to and including $1,000,000. In the event the Merger Agreement is terminated, the Offer is terminated or the Merger does not occur, solely due to a breach by Parent or the Purchaser of any of its covenants, agreements or obligations under the Merger Agreement, without limitation of any other rights or remedies available to the Company at law or in equity, Parent and the Purchaser shall pay to the Company, upon demand, all expenses of the Company up to and including $4,000,000.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of the Purchaser's designees to the Board of Directors of the Company pursuant to the terms of the Merger Agreement (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Merger Agreement further provides that, except as contemplated by the Merger Agreement or otherwise approved in writing by Parent, during the period from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, (1) (a) declare, set aside or pay any dividends on (except for the regular quarterly dividends of $.06 per share), or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms; (3) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (4) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien (other than liens required by law) or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (7) make or agree to make any new capital expenditure or expenditures not contemplated by the Company's current budget; (8) (a) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of January 26, 1997,
(b) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of January 26, 1997, (c) enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (d) amend any benefit plan in any respect;
(9) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms; (11) except in the ordinary course of business, modify, amend or terminate any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or waive or release or assign any material rights or claims; (12) make any material tax election or settle or compromise any material income tax liability; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

    Pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would or that could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (3) except as otherwise permitted by the provisions of the Merger Agreement described above under "Takeover Proposals; No Solicitation", any of the conditions to the Offer or to the Merger not being satisfied.

    In addition, the Merger Agreement provides that the Company shall promptly advise the Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as shall give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of the Parent bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected. Subject to applicable law, the Company has agreed to take all action requested by the Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company shall promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above. The Merger Agreement also provides that the provisions of this paragraph are in addition to and shall not limit any rights which the Purchaser or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

    STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (a) the price per Share to be paid pursuant to the Offer over (b) the exercise price per Share subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised.

    The Merger Agreement provides further that all Stock Plans shall terminate as of the Effective Time and the provisions in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Plan or any other benefit plan of the Company shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

    INDEMNIFICATION. From and after the Effective Time, Parent and the Surviving Corporation have agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of the Company or any of its subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement, the Merger, the Offer, the Operative Agreements (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement or by the Operative Agreements, in the case of either clause (i) or (ii) to the full extent the Company would have been permitted under Maryland law and its Restated Certificate of Incorporation and Bylaws to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Restated Certificate of Incorporation or Bylaws, upon receipt of any undertaking required by such Restated Certificate of Incorporation, Bylaws or applicable law). The obligations of Parent described above shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time.

    Parent and the Surviving Corporation have agreed to cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Parent for such insurance.

    The obligations of Parent and the Surviving Corporation described above are intended to benefit, and be enforceable against Parent and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of Parent and the Surviving Corporation.

    REASONABLE NOTIFICATION. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors," after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Directors (other than Purchaser's designees or appointees) shall be required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of the Purchaser's and Parent's respective obligations under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, labor relations and employment matters, compliance with laws, subsidiaries, tax matters, litigation, vote required to approve the Merger Agreement, undisclosed liabilities, information supplied, the absence of any material adverse changes in the Company since January 26, 1997, absence of excess parachute payments, inapplicability of state takeover statutes, the opinion of the Company's financial advisor, brokers, fees and expenses, intellectual property, environmental protection, and contracts.

    THE SHAREHOLDERS AGREEMENT. As an inducement and a condition to entering into the Merger Agreement, Parent required that the Selling Stockholders agree, and the Selling Stockholders agreed, to enter into the Shareholders Agreement.

    The following is a summary of the material terms of the Shareholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Shareholders Agreement may be examined, and copies thereof may be obtained, as set forth in
Section 8 above.

    TENDER OF SHARES. Upon the terms and subject to the conditions of the Shareholders Agreement, each Selling Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares set forth opposite such stockholder's name on Schedule I to the Shareholders Agreement and beneficially owned by him, her or it. Each Selling Stockholder has acknowledged and agreed that Purchaser's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.

    VOTING. Each Selling Stockholder has agreed that during the period commencing on the date of the Shareholders Agreement and continuing until the first to occur of the purchase of Shares by Purchaser pursuant to the Offer the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Selling Stockholder will vote (or cause to be voted) the Shares held of record or beneficially owned by such Selling Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Shareholders Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or
(4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Shareholders Agreement and the Merger Agreement. Each Selling Stockholder further agreed not to enter into any agreement or understanding with any person or entity, the effect of which would be inconsistent or violative of the provisions and agreements described above.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. Each Selling Stockholder has made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares to be tendered by it or him, (ii) the authority to enter into and perform its or his obligations under the Shareholders Agreement, (iii) the absence of required consents or contractual conflicts relating to the Shareholders Agreement, (iv) the absence of liens and encumbrances on and in respect of its or his Shares to be tendered by it or him, (v) no finder's fees, (vi) the solicitation of Acquisition Proposals, (vii) transfers of Shares, (viii) waiver of appraisal rights and (ix) further assurances.

    TERMINATION. Other than as provided therein, the covenants and agreements contained in the Shareholders Agreement will terminate upon the earlier of (x) the Effective Time, (y) if the Effective Time does not occur, the termination of the Merger Agreement or the withdrawal or modification by the Board of Directors of the Company of its recommendation of the Offer or the Merger as permitted by the Merger Agreement and (z) the first anniversary of the date of the Shareholders Agreement.

    THE OPTION AGREEMENT. Simultaneously with the execution of the Merger Agreement, Parent and the Company entered into the Option Agreement as a condition to Parent's willingness to proceed with the Offer. The Option Agreement provides for the grant by the Company to Parent of an irrevocable option to purchase up to 5,434,367 Option Shares at a price of $24 per Option Share. The Option Agreement provides that the Option may be exercised by Parent, in whole or in part, at any time or from time to time, commencing upon the Option Exercise Date (as defined below) and prior to the Option Expiration Date (as defined below). "Option Exercise Date" is defined in the Option Agreement as the first to occur of any of the following dates: (i) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its subsidiaries (collectively, "Persons") shall have become the beneficial owner of more than 20% of the outstanding Shares and the Merger Agreement is terminated pursuant to its terms; (ii) (x) any Person has commenced, publicly proposed or communicated to the Company a proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries for consideration having a value greater than the aggregate consideration to be received by holders of Shares pursuant to the Offer and (y) the Merger Agreement is terminated pursuant to its terms; "Option Expiration Date" is defined in the Option Agreement as the first to occur of any of the following dates: (w) the satisfaction of the Minimum Condition, (x) 120 days after the later of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the expiration or termination of the applicable waiting period under the HSR Act applicable to the exercise of the Option; (y) December 31, 1997; or (z) the date on which written notice of termination of the Merger Agreement is made by Parent to the Company.

    The Option Agreement provides that if the Option is exercised and if Parent has requested in writing on or before December 31, 1997, the Company will use its reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of such number of Shares owned by Parent and its subsidiaries as Parent may request and to keep such registration statement effective for a period of not less than one year, unless, in the written opinion of counsel to the Company, such registration is not required in order to lawfully sell and distribute such Shares in the manner contemplated by Parent. The Company has no obligation thereunder after two registrations pursuant to the Option Agreement have been effected.

    Parent may exercise the Option and purchase Option Shares pursuant to the Option Agreement only if (i) such purchase would not otherwise violate, or cause the violation of, any applicable law or regulation (including, without limitation, the HSR Act or the rules of the NYSE), and (ii) no United States or U.K. statute, rule, regulation, decree, order or injunction has been promulgated, enacted, entered into or enforced by any United States or U.K. government, governmental agency or authority or court which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent (PROVIDED, HOWEVER, that Parent and the Company have agreed to use their best efforts to have any such order, decree or injunction vacated or reversed).

    The Option Agreement contains customary representations and warranties by the Company and Parent.

CONFIDENTIALITY AGREEMENTS

    COMPANY CONFIDENTIALITY AGREEMENT. Pursuant to a Confidentiality Agreement entered into as of January 6, 1997 by Parent and the Company (the "Company Confidentiality Agreement"), the parties agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. Parent also agreed, for a two year period commencing on the date of the Confidentiality Agreement, without the prior written approval of the Company, not to (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or direct or indirect rights to acquire any securities of the Company or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitations" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. The Company Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading "Available Information" in Section 8 of this Offer to Purchase.

    PARENT CONFIDENTIALITY AGREEMENT. Pursuant to a Confidentiality Agreement entered into as of January 6, 1997 by Parent and the Company (the "Parent Confidentiality Agreement") , the Company agreed, among other things, to treat as confidential certain information and documents concerning Parent to be provided to the Company in connection with the transactions contemplated by the Merger Agreement. The Company also agreed that until the expiration of two years from the date of the Parent Confidentiality Agreement it would not, and would ensure that its associates (as defined in Section 435 of the English Insolvency Act of 1986), advisors and certain other related persons would not, without the prior written approval of the Parent (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or direct or indirect rights to acquire any securities of Parent or any of its subsidiaries, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Parent or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Parent or any of its subsidiaries, (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (iv) disclose any intention, plan or arrangement inconsistent with the foregoing, or (v) advise, assist or encourage any other persons in connection with any of the foregoing. The Parent Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading "Available Information" in Section 8 of this Offer to Purchase.

    OTHER MATTERS. Under the Company's Restated Certificate of Incorporation, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The MGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Shareholders Agreement or otherwise, the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser could, effect the Merger without approval of any other stockholder of the Company.

    No appraisal rights are available in connection with the Offer. Appraisal rights with respect to the Shares will not be available in connection with the Merger if, among other things, the Shares are listed on a national securities exchange or are designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for determining stockholders entitled to vote on the Merger. See "Section 7--Certain Effects of the Transaction." If such appraisal rights become available, a holder of Shares will have such rights with respect to the Merger if such holder properly exercises his appraisal rights under the MGCL and the Merger is consummated (the "Merger Dissenter"). If the right to receive fair value is applicable and the statutory procedures for exercising or perfecting dissenters' appraisal rights are complied with in accordance with the MGCL, then generally a judicial determination will be made of the fair value required to be paid in cash to the Merger Dissenters for their Shares. Any such judicial determination of the fair value of Shares may not include any appreciation or depreciation which directly or indirectly results from the Merger and could be based upon considerations other than or in addition to the price paid pursuant to the Offer or the market value of the Shares. Fair value may be more or less than the price paid pursuant to the Offer.

    An objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

    The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenter appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the MGCL.

    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

    Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although Parent has no current plans with respect to any of such matters, except as described in this Offer to Purchase.

    Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, except as explicitly permitted by the Merger Agreement, (i) declare, set aside or pay any dividend (except for the regular quarterly dividends of $.06 per share) or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent,
(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

14. CONDITIONS TO THE OFFER

    Notwithstanding any other terms of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the Shares outstanding on a fully diluted basis and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (including, without limitation, the Department of the Treasury, the U.S. Customs Service and the Bureau of Alcohol, Tobacco and Firearms) or any other person (in the case of any suit, action or proceeding by a person other than a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success) (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Parent or the Purchaser to acquire or hold or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to prevent consummation of the transactions contemplated by the Merger Agreement;

        (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued (each of the foregoing, a "Legal Event") with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above;

        (c) since the date of the Merger Agreement there shall have occurred any material adverse change or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a material adverse change in the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole other than changes resulting from currency exchange rate fluctations, customs, tax and duty law changes and changes relating to the economy in general and to the Company's industry in general and not specifically relating to the Company or any of its subsidiaries;

        (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

        (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the London Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or involving the United Kingdom and, in the case of armed hostilities involving the United Kingdom, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United Kingdom, (iv) any limitation (whether or not mandatory) by any United States or the United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time and the failure to be so true and correct in any material respect is a Company Material Adverse Effect (as defined in the Merger Agreement), and except with respect to representations and warranties made as of an earlier time;

        (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such failure would result in a Company Material Adverse Effect (as defined in the Merger Agreement); or

        (h) the Merger Agreement shall have been terminated in accordance with its terms,

    Subject to the provisions of the Merger Agreement set forth under "The Offer" above, the foregoing conditions (i) may be asserted by Parent and the Purchaser regardless of the circumstances giving rise to such condition and (ii) are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    MARYLAND STATE TAKEOVER LAWS. Subtitle 6 of Title 3 of the MGCL (the "Maryland Business Combination Law") prohibits certain "business combinations" (including certain mergers, consolidations, share exchanges, sales or disposition of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) between a Maryland corporation and any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 10 percent or more of the outstanding voting power of the stock of the corporation or an affiliate of the corporation that, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the corporation's outstanding voting stock) for five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, any such business combination must be approved by a super majority shareholder vote, unless, among other conditions, the corporation's common stockholders receive a minimum price (as calculated in the MGCL) for their shares in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of the MGCL do not apply to a business combination with an interested shareholder that is approved or exempted therefrom by the board of directors of the corporation prior to the date on which the interested shareholder became such. The Company's Board of Directors has approved the Offer, the Merger, the Merger Agreement, the Option Agreement and the Shareholders Agreement. Accordingly, the Maryland Business Combination Law is inapplicable to the transactions contemplated thereby.

    Subtitle 7 of Title 3 of the MGCL (the "Maryland Control Share Act") generally prohibits an acquiring person from voting control shares (as described below) of a Maryland corporation acquired pursuant to a control share acquisition (as described below), unless voting rights for such shares shall have been approved by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast (other than interested shares, as described below) or unless the corporation's charter or by-laws contain a provision, adopted prior to the acquisition, permitting the acquisition of such shares. "Control shares" generally means shares of a corporation acquired by a person within any of the following ranges of voting power: (i) one-fifth or more, but less than one-third of all voting power; (ii) one-third or more, but less than a majority of all voting power; or (iii) a majority or more of all voting power. "Control share acquisition" generally means the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares, but does not include the acquisition of shares in a merger, consolidation or share exchange to which the corporation is a party. "Interested shares" generally means shares of a corporation in respect of which an acquiring person, an officer of the corporation or an employee of the corporation who is also a director of the corporation is entitled to exercise voting power in the election of directors. The Company's By-laws exempt any acquisition of shares of stock of the Company from the Maryland Control Share Act.

    STATE TAKEOVER STATUTES. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered.

    UNITED STATES ANTITRUST. The Offer, the Merger and the acquisition of Shares pursuant to the Shareholder Agreements are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Parent intends to promptly file a Notification and Report Form with respect to the Offer, the Merger and the purchase of Shares pursuant to the Stockholder Agreement.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

    The provisions of the HSR Act would similarly apply to any purchase of the Shares subject to the Shareholders Agreement pursuant to the Shareholder Agreement (other than purchases effected through a tender pursuant to the Offer or purchases pursuant to the Shareholders Agreement occurring after the expiration of the 15-day waiting period connected to the Offer). If, as is expected, the purchase of Shares permitted by the Shareholders Agreement is effected through a tender of such Shares pursuant to the Offer or pursuant to the Shareholders Agreement after the expiration of the 15-day waiting period connected to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and the Shareholders Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    U.S. CUSTOMS SERVICE; BUREAU OF ALCOHOL, TOBACCO AND FIREARMS. The Company holds certain bonds and permits necessary for the operation of its business from the U.S. Customs Service and the Bureau of Alcohol, Tobacco and Firearms (the "Bureau"). The U.S. Customs Service or the Bureau may seek to revoke or refuse to grant or renew a permit or bond if either governmental authority does not approve a person who acquires ten percent or more of the outstanding shares of the Company's Common Stock. The Company's Restated Certificate of Incorporation provides that in the event a stockholder owning shares representing more than nine percent of the outstanding Shares fails to cooperate fully with the Company in complying with reporting requirements imposed by the U.S. Customs Service or Bureau or when such stockholder's ownership causes these governmental authorities to revoke or refuse to grant or renew without material change bonds or permits necessary with the Company in complying with reporting requirements imposed by the U.S. Customs Service or Bureau or when such stockholder's ownership causes these governmental authorities to revoke or refuse to grant or renew without material change bonds or permits necessary for the operation of the Company' s business, the Company may redeem, at fair market value or require prompt disposal of all or any portion of, the shares of the Company's Common Stock owned by such stockholder. The Purchaser will not accept for payment Shares tendered pursuant to the Offer if the U.S. Customs Service and/or the Bureau have objected to the Offer and Merger.

16. FEES AND EXPENSES

    The Purchaser has retained Gleacher NatWest Inc. to act as the Dealer Manager, MacKenzie Partners, Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Information Agent and the Depositary will be reimbursed for certain reasonable out-of-pocket expenses. Parent has agreed to pay Gleacher NatWest Inc. and NatWest Markets Corporate Advisory Limited a retainer fee in an aggregate amount of L50,000 (approximately $84,500) payable per month in arrears commencing April, 1997 and a success fee of L2,880,000 (approximately $4,867,000) which is payable upon the completion of the Offer. Any retainer fees paid and payable will be credited against the success fee. Gleacher NatWest Inc. is not entitled to receive any separate fee for its services as Dealer Manager. Parent has also agreed to reimburse Gleacher NatWest Inc. and NatWest Markets Corporate Advisory Limited for reasonable out of pocket expenses and to indemnify them against certain liabilities and expenses, including certain liabilities under the Federal securities laws. None of the Dealer Manager, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the heading "Available Information" in Section 8 (except that they will not be available at the regional offices of the SEC).

                                          W&G ACQUISITION CORPORATION

July 9, 1997

                                   SCHEDULE I
                            DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United Kingdom, unless otherwise indicated, and, except as otherwise noted, the business address of each such person is c/o BAA plc, 130 Witton Road, London SW1V 1LQ, England. Unless otherwise indicated, each occupation set forth first under "Present Principal Occupation or Employment" refers to Employment with Parent.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Dr. N. Brian Smith CBE (68)           Non Executive Chairman since August 1991. Non Executive Chairman of Cable &
                                      Wireless plc, Mercury House, Theobald's Road, London WC1, since November
                                      1995. Non Executive Chairman of Hong Kong Telecommunications Ltd, 42nd
                                      Floor, Telecom Tower, Taikoo Place, 979 Kings Road, Quarry Bay, Hong Kong,
                                      since November 1995. Non Executive Chairman of Hydron Limited, Hawley Lane,
                                      Farnborough, Hampshire GU14 8EQ, since May 1994. Non Executive Chairman of
                                      Heatherwood & Wexham Park Hospitals Trust, Wexham, Slough, SL2 4HL, since
                                      1991. Director of Oxford Diocesan Board of Finance, Diocesan Church House,
                                      North Hinksey, Oxford OX2 0NB, since April 1990. Deputy Chairman 1990/1991 and Chairman 1991/1994 of Lister & Co. plc, Prospect Mills, Longwood,
                                      Huddersfield HD3 4UT; Non Executive Director, Berisford International plc,
                                      1 Baker Street, London W1M 1AA, 1990-1996. None Executive Director, Mercury
                                      Communications Ltd, New Mercury House, 26 Red Lion Square, London WC1R 4HQ,
                                      1990-1993.

Sir John Egan (57)                    Chief Executive since September 1990. Non Executive Chairman of The London
                                      Tourist Board, 26 Grosvenor Gardens, London SW1W 0DU, since January 1994.
                                      Non Executive Vice Chairman of Legal & General plc, Temple Court, 11 Queen
                                      Victoria Street, London EC4N 4TT, since May 1994. Non Executive Director of
                                      The Foreign & Colonial Investment Trust PLC, Exchange House, Primrose
                                      Street, London EC2 since May 1994. Non Executive Director of World Travel &
                                      Tourism Council, 20 Grosvenor Place, London SW1X 7TT, since March 1994. Non
                                      Executive Director of Marketing Council, Moor Hall, Cookham, Maidenhead,
                                      Berkshire SL6 9QH, since October 1995.

Marcus Agius (50)                     Non Executive Director since August 1995. Vice Chairman of Lazard Brothers
                                      & Co Limited, 21 Moorfields, London EC2P 2HT, since 1990. Non Executive
                                      Director of Credit Agricole Lazard Financial Products Limited, 135 Fleet
                                      Street, London EC4A 2ED, since March 1995.

Dr. Tony C. Burrel CB (64)            Non Executive Director since August 1994. Chief Executive of Offshore
                                      Division of Health & Safety Executive, 2 Southwark Bridge, London SE1, from
                                      December 1990 to June 1994.

G. Gordon Edington (51)               Group Property Director since 1991 and Chairman of BAA International since
                                      February 1992. Vice President of the British Property Federation since May
                                      1997. Chairman of the Public Art Development Trust, Kirkman House, 12-14
                                      Whitfield Street, London W1P 5RD, since January 1992.

Richard L. Everitt (48)               Group Strategy & Compliance Director since 1991. Director of the Airport
                                      Operators Association, 3 Birdcage Walk, London SW1, since March 1994.
                                      Director of Discovery Inns PLC, Discovery House, 502 Worle Parkway, Worle,
                                      Weston-Super-Mare, North Somerset BS22 OWA, October 1996-April 1997.

J.M. Barry Gibson (45)                Group Retail Director, since October 1995. Director of Limelight Group plc,
                                      2 Brindley Road, Old Trafford, Manchester MI6 9HQ, since October 1996.
                                      Director Fitesse (Health & Fitness) Clubs Ltd, 1987-1994.

Mike S. Hodgkinson (53)               Group Airports Director since 1992. Non Executive Director of Molins PLC,
                                      11 Tanners Drive, Blakelands, Milton Keynes MK14 5LU since August 1994.
                                      Director of Airports Council International, PO Box 125, 1215 Geneva 15,
                                      Switzerland, since August 1994. Member of West London Training & Enterprise
                                      Council, Sovereign Court, Staines Road, Hounslow. 1991-1995.

Michael P. Maine (56)                 Group Technical Director since 1991.

Dr. H. J. Maxmin (54)*                Non Executive Director since March 1994. Non Executive Director of Dawson
                                      International PLC since September 1995. Director of Streamline Inc. since
                                      September 1996. Chairman of Think Ahead Inc, since April 1997. Non
                                      Executive Director, Geest plc, West Marsh Road, Spalding, PE11 2BB,
                                      1993-1997. Chairman, Global Brand Development since 1995. Chairman of
                                      Informate Associates since 1995. Chief Executive Laura Ashley PLC, 27
                                      Bagleys Lane, London SW6 2AR, 1991-1994. Director, Progressive Insurance Co
                                      Inc,. 1989-1995.

Lawrence M. Urquhart (61)             Non Executive Director since January 1993. Chairman of Burmah Castrol plc,
                                      Burmah Castrol House, Pipers Way, Swindon, Wiltshire SN3 1RE, since July
                                      1990. Chairman of English China Clays plc, 1015 Arlington Business Park,
                                      Theale, Reading, RG7 4SA, since April 1995. Chairman of Scottish Widows
                                      Fund and Life Assurance, PO Box 902, 15 Dalkeith Road, Edinburgh EH16 5BU,
                                      since May 1995. Non Executive Director of Kleinwort Benson Group plc, PO
                                      Box 560, 20 Fenchurch Street, London EC3P 3DB, since December, 1994. Non
                                      Executive Director of Premier Consolidated Oilfields PLC (now Premier Oil
                                      PLC), 23 Lower Belgrave Street, London SW1W 0NR, 1986-1994.

J. Russell F. Walls (53)              Group Finance Director since June 1995. Director, Wellcome plc (now
                                      Glaxo-Wellcome), Lansdowne House, Barclay Square, London W1X 6BQ, January
                                      1995-April 1995. Director, Coats Viyella plc, 28 Saville Row, London W1,
                                      until 1994. Non Executive Director Ladbroke Group PLC, Chancel House,
                                      Neasden Lane, London NW10, since June 1996.

Lord Wright of Richmond               Non Executive Director since August 1992. Non Executive Director, De La Rue
GC MG (65)                            plc, 6 Agar Street, London WC2, since 1991. Non Executive Director of The
                                      British Petroleum Company plc, Britannic House, 1 Finsbury Circus, London
                                      EC2M 7BA, since 1991. Non Executive Director of Unilever PlC, Unilever
                                      House, Victoria Embankment, London EC4, since 1991. Non Executive Director of Barclays Bank plc, Lombard Street, London EC3, 1991-1996.

Mrs. Rachel Rowson (42)               Company Secretary BAA plc since September 1993. Assistant Company Secretary since April 1987.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United Kingdom, unless otherwise indicated, and the business address of each such person is c/o BAA plc, 130 Witton Road, London SW1V 1LQ, England.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
J. Russell F. Walls (53)              President of the Purchaser; Group Finance Director BAA plc since June 1995.
                                      Director, Wellcome plc (now Glaxo-Wellcome), Lansdowne House, Barclay
                                      Square, London W1X 6BQ, January 1995-April 1995. Director, Coats Viyella
                                      plc, 28 Saville Row, London W1, until 1994. Non Executive Director Ladbroke
                                      Group PLC, Chancel House, Neasden Lane, London NW10, since June 1996.

Brian Collie (42)                     Vice President of the Purchaser; Retail Director, Gatwick Airport Limited
                                      for the past 5 years. Director of Duty Free Confederation, 31 Great Peter
                                      Street, London SW1P 3LR, May 1996-April 1997.

Peter J. Jones (41)                   Treasurer of the Purchaser; Finance Director, BAA International, since May
                                      1996. Head of Financial Planning, BAA plc, 1992-May 1996.

Robert Herga (37)                     Secretary of the Purchaser; Head of Legal Services, BAA plc since February
                                      1996, previously Solicitor, BAA plc.

Nicholas A. Ziebland (44)             Vice President of the Purchaser; Group Retail Strategy Director, BAA plc,
                                      since February 1996. Head of Retail Operations, October 1995-February 1996.
                                      Head of Retail Operations BAA plc, 1992-1995.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                       IBJ SCHRODER BANK & TRUST COMPANY

          BY MAIL:              BY FACSIMILE TRANSMISSION:       BY HAND OR BY OVERNIGHT
                                                                        CARRIER:

  IBJ Schroder Bank & Trust           (212) 858-2611            IBJ Schroder Bank & Trust
           Company                                                       Company
         P.O. Box 84                                                One State Street
    Bowling Green Station                                       New York, New York 10004
New York, New York 10274-0084                                  Attn: Securities Processing
    Attn: Reorganization                                      Window, Subcellar One, (SC-1)
    Operations Department

                    TO CONFIRM FACSIMILE TRANSMISSIONS CALL:
                                 (212) 858-2103

    Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                               660 MADISON AVENUE
                            NEW YORK, NEW YORK 10021
                                 (212) 418-4209
                                 (CALL COLLECT)

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885